EXHIBIT 4.5

                          THOROUGHBRED INTERESTS, INC.
                              127 South 6th Street
                           Louisville, Kentucky 40242

                                                              April 12, 2001

The Augustine Fund, L.P.
141 West Jackson Street
Suite 2182
Chicago, Illinois 60604

Ladies and Gentlemen:

     As you are aware, Thoroughbred Interests, Inc. and The Augustine Fund, L.P. entered into a promissory note as of September 30, 1999, as amended, in the amount of $375,000 (the "Note") and that the Note matured on March 31, 2001.

     Per our previous conversations, and for $10 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby request that the Due Date, as defined in the Note and earlier extended, be extended again to January 1, 2002.

     All other provisions of the Note, as well as the Stock Escrow Agreement attached as Exhibit A to the Note, the Pledge and Security Agreement attached as Exhibit B to the Note and the Guaranty Agreement attached as Exhibit C to the Note, remain unchanged and in full force and effect.

     If you are in agreement with this amendment to the Note, kindly acknowledge your agreement by signing below.

                                                  Sincerely,

                                                  /s/ James D. Tilton
                                                  ---------------------------
                                                  James D. Tilton
                                                  Chief Executive Officer
                                                  Thoroughbred Interests, Inc.

/s/ Augustine Fund, L.P.
---------------------------
The Augustine Fund, L.P.

By:     /s/ Thomas F. Duszynski
Title:  CFO
Date:   April 12, 2001

                                                                    EXHIBIT 4.11

                          THOROUGHBRED INTERESTS, INC.
                              127 South 6th Street
                           Louisville, Kentucky 40202

                                                              April 12, 2001

Mr. Andrew Dyer
c/o The Dyer Group
100 Tower Drive
Greenville, South Carolina 29650

Dear Andy:

     As you are aware, Thoroughbred Interests, Inc. entered into two convertible promissory notes with you as of December 15, 1999 and January 31, 2000, as amended, both in the amount of $50,000 (individually, a "Note", and collectively, the "Notes"), and that the Notes matured on March 31, 2001 (the "Due Date").

     Per our previous conversations, and for $10 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby request that the Due Date be extended to January 1, 2002.

     All other provisions of the Notes remain unchanged and in full force and effect.

     If you are in agreement with this amendment to the Notes, kindly acknowledge your agreement by signing below.

                                                  Sincerely,

                                                  /s/ James D. Tilton
                                                  ------------------------
                                                  James D. Tilton
                                                  Chief Executive Officer
                                                  Thoroughbred Interests, Inc.

/s/ Andrew Dyer
---------------------------
Andrew Dyer

                                                                    EXHIBIT 4.13
                          AMENDMENT TO PROMISSORY NOTE

         This Amendment, dated March 31, 2001 (the "Amendment"), to that certain Secured Promissory Note, dated October 31, 2000 (the "Note"), by and between Thoroughbred Interests, Inc. ("Maker") and James D. Tilton ("Payee"). Terms not otherwise defined herein shall have the meaning described to them in the Note.

                                W I T N E S S T H

         WHEREAS, the parties hereto desire to amend the Note as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Note, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Paragraphs 8 through 10 of the Note are hereby restated:

         "8. No delay or omission of the Payee to exercise any right hereunder, whether before or after the happening of any event of default, shall impair any such right or shall operate as a waiver thereof or of any event of default hereunder nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right.

         9. This Note shall be subject to prepayment, at the option of the Maker, in whole or in part, at any time and from time to time, without premium or penalty.

         10.This Note or any benefits or obligations hereunder may not be assigned or transferred by the Maker."

         2. The following paragraph is hereby added to the Note as paragraph 11:

         "11. Payee shall have the right, but not the obligation, in its sole discretion at any time after the date hereof, to convert all or any portion of the principal amount due under this note into the common stock of Thoroughbred Interests, Inc. at $.001 par value per share (the "Common Stock"), at a conversion price of $.10 per share of Common Stock. Upon any such conversion, Payee shall also receive common stock warrants exercisable at $.15 per share into one-half the number of shares of Common Stock converted into by Payee. Any such conversion shall reduce the principal amount due hereunder by $.10 for every share of Common Stock converted into by Payee."

         3. The Note, as amended by this Amendment, contains the entire agreement between the parties hereto relating to the subject matter thereof and there are no agreements, warranties or representations relating thereto which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

     3. This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of Kentucky applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

     4. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.

                                              THOROUGHBRED INTERESTS, INC.

                                              By: /s/ James D. Tilton
                                                 ------------------------------
                                                  James D. Tilton, President



                                                  /s/ James D. Tilton
                                                 ------------------------------
                                                  James D. Tilton